Exhibit 99.1

SINTX TECHNOLOGIES Informs Stockholders of Key Dates and Terms Related to Announced Rights Offering

SALT LAKE CITY, UT, SEPTEMBER 12, 2022 (GLOBE NEWSWIRE) - SINTX Technologies, Inc. (NASDAQ: SINT) (“SINTX” or the “Company”), an original equipment manufacturer of advanced ceramics, today provided an informational update to its security holders regarding its proposed rights offering and the expected key dates and terms relative to the offering. Security holders are advised that open market purchases of SINTX’s common stock be completed by Wednesday, September 21, 2022 to be considered a stockholder of record on Friday, September 23, 2022. Holders of the Company’s Series B Preferred Shares, Series C Preferred Shares, and warrants issued March 6, 2018, May 8, 2018, May 14, 2018, and February 6, 2020 are also entitled to participate in the rights offering on the same terms as the common stockholders (collectively, the “Security Holders”). Security Holders or other interested parties are advised to direct all questions and informational requests to the contacts listed below.

Under the proposed rights offering, SINTX will distribute to the Security Holders, at no charge, one non-transferable subscription right for each share of common stock, share of Series B Preferred Stock, share of Series C Preferred Stock, and each participating warrant (on an as-if-converted-to-common-stock basis) held on the record date. Each right will entitle the holder to purchase one unit, at a subscription price of $1,000 per unit, consisting of one share of Series D Convertible Preferred Stock with a face value of $1,000 (and immediately convertible into shares of SINTX’s common stock at a conversion price equal to 90% of the lowest closing price for a share of SINTX’s common stock as quoted on the Nasdaq Capital Market, during the five (5) trading days prior to and including October 10, 2022 (the “Conversion Price”)), and warrants to purchase, at an exercise price equal to the Conversion Price, a number of shares of SINTX’s common stock equal to $1,000 divided by the Conversion Price. The warrants will be exercisable for 5 years after the date of issuance and shall be redeemable as described in the preliminary and final prospectus, when available.

The subscription rights are non-transferable and may only be exercised during the anticipated subscription period of September 26, 2022 through 5:00 PM ET on Monday, October 10, 2022, unless extended in the sole discretion of the Company.

The expected calendar for the rights offering is as follows:

●	Wednesday, September 21, 2022: Ownership Day — in order to be considered a stockholder of record on Friday, September 23, 2022, shares should be acquired by this date.
●	Friday, September 23, 2022: Record Date
●	Monday, September 26, 2022: Distribution Date; Subscription Period Begins
●	Monday, October 10, 2022: Subscription Period Ends 5:00 PM ET (unless extended at SINTX’s sole discretion). Shareholders should check with their respective brokerage firms to determine the cutoff date for subscriptions as some brokerage firms require shareholders to subscribe up to a few days in advance of the expiration of the subscription period.

Holders who exercise their subscription rights in full will be entitled, if available, to subscribe for additional units that are not purchased by other stockholders, on a pro rata basis and subject to ownership limitations.

SINTX has engaged Maxim Group LLC as dealer-manager in the rights offering. Questions about the rights offering or requests for copies of the preliminary and final prospectuses, when available, may be directed to Maxim Group LLC at 300 Park Avenue, New York, NY 10022, Attention Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3745.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The rights offering, which is expected to commence following the effectiveness of the registration statement, is being made only by means of a written prospectus. A preliminary prospectus relating to and describing the proposed terms of the rights offering has been filed with the SEC as a part of the registration statement and is available on the SEC’s website at www.sec.gov. Copies of the preliminary and final prospectuses for the rights offering may be obtained, when available, from Maxim Group LLC, 300 Park Avenue, New York, NY 10022, Attention Syndicate Department, email: syndicate@maximgrp.com or telephone (212) 895-3745.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SINTX Technologies, Inc.

SINTX Technologies is an advanced ceramics company that develops and commercializes materials, components, and technologies for medical and technical applications. SINTX is a global leader in the research, development, and manufacturing of silicon nitride, and its products have been implanted in humans since 2008. Over the past two years, SINTX has utilized strategic acquisitions and alliances to enter into new markets. The Company has manufacturing facilities in Utah and Maryland.

For more information on SINTX Technologies or its advanced ceramics material platforms, please visit www.sintx.com.

Forward-Looking Statements

This press release contains forward-looking statements, including those relating to the potential rights offering, within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) that are subject to a number of risks and uncertainties. Risks and uncertainties that may cause such differences include, among other things: the Company’s ability to complete the rights offering; our products may not prove to be as effective as other products currently being commercialized or to be commercialized in the future by competitors; risks inherent in manufacturing and scaling up to commercial quantities while maintaining quality controls; volatility in the price of SINTX’s common stock; the uncertainties inherent in new product development, including the cost and time required to commercialize such product(s); market acceptance of our products once commercialized; SINTX’s ability to raise funding and other competitive developments. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations, and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 25, 2022, and in SINTX’s other filings with the SEC. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Contact:

SINTX Technologies

801.839.3502

IR@sintx.com